PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (“Agreement”) is made and entered into as of this 1st day of November, 2012 (the “Effective Date”), by and among IP-WINSTON SALEM HEALTH HOLDINGS, LLC a North Carolina limited liability company (“Seller”) and CORNERSTONE HEALTHCARE REAL ESTATE FUND, INC., a Maryland corporation, or its assignee (“Buyer”).

1.          Purchase and Sale. On the terms and conditions set forth herein, Seller shall sell, assign, transfer, convey and deliver to Buyer and Buyer shall purchase from Seller its interest in the following, which are hereinafter referred to collectively as the “Property”:

(a)          The improvements located on the Real Property, consisting of one (1) assisted living facility as described in Schedule 1(a) attached hereto (“Facility”), owned by Seller, and all right, title and interest of Seller in and to the items described in (a) through (f) herein;

(b)          All of the real estate on which the Facility is situated, together with all tenements, easements, appurtenances, privileges, rights of way, and other rights incident thereto, all building and improvements and any parking lot to the Facility located thereon situated in the State of North Carolina (the “State”), which is described in Exhibit A attached hereto and made a part hereof by this reference (collectively, the “Real Property”);

(c)          All of the tangible personal property, inventory, equipment, machinery, supplies including drugs and other supplies, spare parts, furniture, furnishings, warranty claims, contracts, including but not limited to supply contracts, contracts rights, intellectual property, including but not limited to patents, trade secrets, and all rights and title to the names under which the Facility operate, mailing lists, customer lists, vendor lists, resident files, books and records owned by the Seller, who may retain copies of same, and shall have reasonable access to such books and records after the Closing as required for paying taxes and responding to legal inquiry, as such personal property is described in Schedule 1(c) attached hereto (collectively, the “Personal Property”);

(d)          All transferable licenses, permits, certifications, assignable guaranties and warranties in favor of Seller, approvals or authorizations and all assignable intangible property not enumerated herein which is used by the Seller in connection with the Facility, and all other assets whether tangible or intangible; provided, that Seller shall retain all licenses required to be retained by Seller in order to operate the current business within the Facility;

(e)          All trade names or other names commonly used to identify the Facility and all goodwill associated therewith. The intent of the parties is to transfer to Buyer only such names and goodwill associated with the Facility itself and not with Seller or any affiliate of Seller, so as to avoid any interference with the unrelated business activities of Seller; and

(f)          All telephone numbers used in connection with the operation of the Facility, and to the extent not described above, all goodwill of Seller associated with the Facility (the items described in clauses (e) and (f) above are collectively referred to as “Intangibles”).

2.          Excluded Assets. Seller’s cash, investment securities, bank account(s) and accounts receivable, and deposits attributable and relating to the operation of Seller’s Facility, and Seller’s corporate minute books and corporate tax returns, partnership records, and other corporate and partnership records shall be excluded from the Facility sold by Seller to Buyer hereunder as well as Seller’s real property not identified in Schedule 1(a) (the “Excluded Assets”).

3.          Purchase Price; Deposits. The following shall apply with respect to the Purchase Price of the Property:

(a)          The purchase price (the “Purchase Price”) payable by Buyer to Seller for the Facility is Nine Million Seven Hundred Thousand and 00/100 Dollars ($9,700,000.00).

(b)          The Purchase Price as allocated to the Facility by Seller is set forth on Schedule 3 attached hereto and made a part hereof.

(c)          Within three (3) business days after this Agreement is fully executed by the parties, Buyer shall deposit the sum of Twenty-Five Thousand and 00/100 Dollars ($25,000.00) as an earnest money deposit (“Initial Deposit”) with Chicago Title Insurance Company at its offices at 200 W. Second Street, Suite 1800, Winston-Salem, North Carolina  27101, Attn: Kit Anderson, (“Title Company” or “Escrow Agent”) and Escrow Agent will deposit it into an interest-bearing account with the interest for the benefit of Buyer. In addition, if Buyer has not terminated this Agreement on or before the expiration of the Due Diligence Period (defined below), then Buyer shall deposit with Escrow Agent an additional Twenty-Five Thousand and 00/100 Dollars ($25,000.00) (“Additional Deposit”) within three (3) business days following the expiration of the Due Diligence Period (the Initial Deposit and the Additional Deposit are collectively referred to as the “Deposits”). Interest earned on the Deposit shall be paid to the party entitled to such amount as provided in this Agreement.

(d)          At Closing, the Deposit shall be credited against the Purchase Price and Buyer shall deposit the balance of the Purchase Price in Cash to the Escrow Agent.

(e)          Buyer shall not assume or pay, and Seller shall continue to be responsible for, any and all debts, obligations and liabilities of any kind or nature, fixed or contingent, known or unknown, of Seller not expressly assumed by Buyer in this Agreement. Specifically, without limiting the foregoing, Buyer shall not assume any obligation, liability, cost, expense, claim, action, suit or proceeding pending as of the Closing, nor shall Buyer assume or be responsible for any subsequent claim, action, suit or proceeding arising out of or relating to any such other event occurring, with respect to the manner in which Seller conducted its business at the Facility, on or prior to the date of the Closing Date. In addition, Buyer shall not assume successor liability obligations to Medicaid, HMO or any other third party payer programs or be responsible for recoupment’s, fines, or penalties required to be paid to such parties as a result of the operation of the Facility prior to the Closing Date by Seller or Seller’s operating entity, Danby House, LLC (“Operator”).

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4.          Closing. The closing of the purchase and sale transactions pursuant to this Agreement (“Closing”) shall occur on the date that is thirty (30) days after the expiration of the Due Diligence Period (“Closing Date”). The Closing shall take place through Seller’s delivery of a special warranty deed and Buyer’s delivery of cash or immediately available funds through an escrow agreement (the “Escrow”) to be established with the Escrow Agent pursuant to form escrow instructions which shall be modified to be consistent with the terms and provisions of this Agreement, and which shall be mutually agreed upon by the parties hereto.

5.          Conveyance. Title to the Facility shall be conveyed to Buyer by a special warranty deed and bill of sale in form agreed to by the parties prior to the end of the Due Diligence Period, as defined herein. Fee simple indefeasible title to the Real Property and title to the Personal Property, shall be conveyed from Seller to Buyer or Buyer’s nominee in “AS-IS, WHERE-IS” condition, free and clear of all liens, charges, easements and encumbrances of any kind, other than:

(a)          Liens for real estate taxes or assessments not yet due and payable;

(b)          The standard printed exceptions included in the PTR, as defined in Section 14(a) herein; unless objected to in writing by Buyer during the Due Diligence Period;

(c)          Such exceptions that appear in the PTR and that are either waived or approved by Buyer in writing pursuant to Section 14(b) herein;

(d)          Liens or encumbrances caused by the actions of Buyer but not those caused by the actions of Seller; and

(e)          Those matters identified as Permitted Exceptions on the attached Exhibit B.

The items described in this Section 5 are sometimes collectively referred to as the “Permitted Exceptions.”

6.          Buyer’s Due Diligence.

(a)          Buyer shall have sixty (60) days from the Effective Date to complete Buyers Due Diligence (the “Due Diligence Period”); provided, however, that if Seller does not deliver the Due Diligence Items in the time frames set forth in Section 10(a)(v) below, the Due Diligence Period shall be extended on a day-by-day basis for each day of delay in delivery of the Due Diligence Items beyond the time periods set forth in Section 10(a)(v) below. During the Due Diligence Period, Seller shall permit the officers, employees, directors, agents, consultants, attorneys, accountants, lenders, appraisers, architects, investors and engineers designated by Buyer and representatives of Buyer (collectively, the “Buyer’s Consultants”) access to, and entry upon the Real Property and the Facility to perform its normal and customary due diligence, including, without limitation, the following (collectively, the “Due Diligence Items”):

(i)          Review of vendor contracts (“Contracts”) and leases (“Leases”) to which the Facility (or the Seller, on behalf of the Facility) are a party, as set forth on Schedule 8.6 attached hereto;

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(ii)         Conduct environmental investigations (including a Phase 1 Environmental Audit);

(iii)        Inspection of the physical structure of the Facility;

(iv)        Review of current PTR, as defined in Section 14 herein, and underlying documents referenced therein;

(v)         Review of ALTA Surveys, as defined in Section 14 herein, for the Facility;

(vi)        Inspection of the books and records of the Facility and that portion of the Seller’s books and records which pertain to the Facility;

(vii)       Review of the Due Diligence Items, as described in Schedule 6(a)(vii) attached hereto, to be provided by Seller within five (5) business days following the Effective Date;

(viii)      Conduct such other inspections or investigations as Buyer may reasonably require relating to the ownership, operation or maintenance of the Facility;

(ix)         Review of resident files, agreements, and any other documentation regarding the residents of the Facility, which review shall in all events be subject to all applicable laws, rules and regulations concerning the review of medical records and other types of patient records; and

(x)          Review of files maintained by the State relating to the Facility; and

(xi)         Review of all drawings, plans and specifications and all engineering reports for the Facility in the possession of or readily available to Seller; and

(xii)        Seller will furnish copies of all environmental reports, property condition reports, appraisals, title reports and ALTA Surveys (or surveys) that it currently has in its possession.

(xiii)       Review copies of currently effective written employment manuals or written employment policies and/or procedures have been provided to or for employees.

Notwithstanding the foregoing provisions of this Subsection, in the event Seller fails to deliver all Due Diligence Items listed in Schedule 6(a)(vii) on or before the time set forth in Subsection (a)(vii) above, then the Due Diligence Period shall be deemed extended on a day-to-day basis until Seller completes such delivery of the Due Diligence Items to Buyer.

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(b)          Buyer agrees and acknowledges that: (i) Buyer will not disclose the Due Diligence Items or any other materials received from Seller pursuant to this Agreement (the “Property Information”) or any of the provisions, terms or conditions thereof, or any information disclosed therein or thereby, to any party outside of Buyer’s organization, other than Buyer’s Consultants whom shall also not disclose the Property Information to third parties; (ii) the Property Information is delivered to Buyer solely as an accommodation to Buyer; (iii) Seller has not undertaken any independent investigation as to the truth, accuracy or completeness of any matters set out in or disclosed by the Property Information; and(iv) except as expressly contained in this Agreement, Seller has not made and does not make any warranties or representations of any kind or nature regarding the truth, accuracy or completeness of the information set out in or disclosed by the Property Information.

(c)          All due diligence activities of Buyer at the Facility shall be scheduled with Seller upon two (2) business days prior notice. Reviews, inspections and investigations at the Facility shall be conducted by Buyer in such manner so as not to disrupt the operation of the Facility.

(d)          Buyer may, at its sole cost, obtain third party engineering and physical condition reports and Phase I Environmental Audits covering the Facility, certified to Buyer, prepared by an engineering and/or environmental consultants acceptable to Buyer; provided, no inspection by Buyer’s Consultants shall involve the taking of samples or other physically invasive procedures (such as a Phase II environmental audit) without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed. Notwithstanding anything to the contrary contained in this Agreement, Buyer shall indemnify, defend (with counsel acceptable to Seller) and hold Seller and its employees and agents, and each of them, harmless from and against any and all losses, claims, damages and liabilities, without limitation, attorneys’ fees incurred in connection therewith) arising out of or resulting from Buyer’ or Buyer’s Consultant’s exercise of its right of inspection as provided for in this Section 6; provided, however, such indemnification shall not extend to matters merely discovered by Buyer and/ or the acts or omissions of Seller or any third party. The indemnification obligation of Buyer under this Section 6 shall survive the termination of this Agreement indefinitely. Following any audit or inspection as provided for herein, Buyer shall return the Real Property and Facility to the condition in which they existed immediately prior to such audit or inspection.

(e)          If the results of the foregoing inspections and audits are not acceptable to Buyer in its sole and absolute discretion, Buyer may, upon notice to Seller given on or before 5:00 p.m. (Pacific Time) on the last day of the Due Diligence Period, terminate this Agreement, and in such event, neither party shall have any further rights and obligations under this Agreement, except for obligations which expressly survive the termination of this Agreement. Failure of Buyer to deliver written notice of approval prior to 5:00 p.m. (Pacific Time) on the last day of the Due Diligence Period shall be deemed to constitute Buyer’s disapproval of the matters described in this Section 6(a). If this Agreement shall be terminated prior to Closing, upon Seller’s request, Buyer shall promptly return or destroy all copies of the Due Diligence Items.

(f)          During the Due Diligence Period, Buyer shall obtain, at Buyer’s election, a third party inspection report with respect to the Facility (the “Inspection Report”). If the Inspection Report recommends any critical repairs (the “Critical Repairs”) be made to the Facility, Buyer shall provide Seller with written notice of the same prior to the expiration of the Due Diligence Period, and the Critical Repairs shall be listed on a new Schedule 6(f) to be attached to the Agreement. Seller shall make all Critical Repairs listed in the Inspection Report to the Facility at least ten (10) business days prior to the Closing, at Seller’s sole cost and expense (not to exceed One Hundred Thousand Dollars ($100,000) (“Seller’s Critical Repair Cap”)). Buyer shall be responsible for any Critical Repair costs over the Seller’s Critical Repair Cap. Seller shall deliver to Buyer a completion letter or similar notice documenting the completion of the repairs (the “Repair Completion Notice”) executed by Seller and Seller’s contractor and/or architect who performed and/or supervised the construction of the repairs. The Critical Repairs shall be constructed in a workmanlike manner and in accordance with all applicable laws.

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7.          Prorations; Closing Costs; Possession; Post Closing Assistance.

(a)          There will be no prorations at the Closing and Operator, its successors or assigns shall remain responsible for all taxes, costs and expenses relating to the Facility following the Closing pursuant to the Post Closing Lease (as defined in Section 12(a)(v)).

(b)          Seller shall pay any state, county and local transfer taxes arising out of the transfer of the Real Property.

(c)          Buyer shall pay the cost of the standard owner’s title insurance policy, as described in this Agreement. Buyer shall also pay the cost of any lender’s policy for Buyer’s lender, any title endorsements requested by Buyer and its lender and the cost of updating or obtaining new Surveys. Seller and Buyer shall equally share the fees of Escrow Agent. All other costs associated with title and survey matters shall be paid in accordance with Forsyth County (and local) custom and practice.

(d)          Buyer and Seller shall each pay their own attorney’s fees. Buyer shall pay for all costs of review of the Due Diligence Items and its additional due diligence inspection costs including, without limitation, the cost of any environmental reports.

(e)          On the Closing Date, Operator shall retain possession of the Facility pursuant to the Post Closing Lease.

8.          Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer that:

(a)          Legality.

(i)          Organization, Corporate Powers, Etc. Seller is duly organized, validly existing and in good standing under the laws of the State of North Carolina. Seller has full power, authority and legal right (A) to execute and deliver, and perform and observe the provisions of this Agreement and each Transaction Document, as defined herein, to which it is a party, (B) to transfer good, indefeasible title to the Property to Buyer free and clear of all liens, claims and encumbrances except for Permitted Exceptions (as defined in Section 5 hereof), and (C) to carry out the transactions contemplated hereby and by such other instruments to be carried out by such party.

(ii)         Due Authorization, Etc. This Agreement and the Closing Documents (collectively the “Transaction Documents”) have been, and each instrument provided for herein or therein to which Seller is a party will be, when executed and delivered as contemplated hereby authorized, executed and delivered by Seller and the Transaction Documents constitute, and each such instrument will constitute, when executed and delivered as contemplated hereby, legal, valid and binding obligations of Seller and enforceable in accordance with their terms.

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(iii)        Governmental Approvals. To the best of Seller’s knowledge, no consent, approval or other authorization (other than corporate or other organizational consents which have been obtained), or registration, declaration or filing with, any court or governmental agency or commission is required for the due execution and delivery of any of the Transaction Documents to which Seller is a party or for the validity or enforceability thereof against such party other than the recording or filing for recordation of the North Carolina form Special Warranty Deed (the “Deed”) which recordings shall be accomplished at Closing.

(iv)        Other Rights. No right of first refusal, option or preferential purchase or other similar rights are held by any person with respect to any portion of the Property.

(v)         No Litigation. Except as set forth on Schedule 8(a)(v) attached hereto, neither Seller nor its registered agent for service of process has been served with summons with respect to any actions or proceedings pending or, to Seller’s actual knowledge, no such actions or proceedings are threatened, against Seller before or by any court, arbitrator, administrative agency or other governmental authority, which (A) individually or in the aggregate, are expected, in the reasonable judgment of Seller, to materially and adversely affect Seller’s ability to carry out any of the transactions contemplated by any of the Transaction Documents or (B) otherwise involve any portion of the Property including, without limitation, the Facility.

(vi)        No Conflicts. Neither the execution and delivery of the Transaction Documents to which Seller is a party, compliance with the provisions thereof, nor the carrying out of the transactions contemplated thereby to be carried out by such party will result in (A) a breach or violation of (1) any material law or governmental rule or regulation applicable to Seller now in effect, (2) any provision of any of Seller’s organizational documents, (3) any material judgment, settlement agreement, order or decree of any court, arbitrator, administrative agency or other governmental authority binding upon Seller, or (4) any material agreement or instrument to which Seller is a party or by which Seller or its respective properties are bound; (B) the acceleration of any obligations of Seller; or (C) the creation of any lien, claim or encumbrance upon any properties or assets of Seller.

(b)          Property.

As of the Effective Date and the Closing Date, except as set forth on Schedule 8(b):

(i)          Seller has no actual knowledge of and has not received any notice of outstanding deficiencies or work orders of any authority having jurisdiction over any portion of the Property;

(ii)         Seller has no actual knowledge of and has not received any notice of any claim, requirement or demand of any licensing or certifying agency supervising or having authority over the Facility to rework or redesign it in any material respect or to provide additional furniture, fixtures, equipment or inventory so as to conform to or comply with any law which has not been fully satisfied;

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(iii)        Seller has not received any notice from any governmental authority of any material violation of any law applicable to any portion of the Real Property or to the Facility;

(c)          Condemnation. There is no pending or, to the actual knowledge of Seller, threatened condemnation or similar proceeding or assessment affecting the Real Property, nor, to the actual knowledge of Seller, is any such proceeding or assessment contemplated by any governmental authority.

(d)          Hazardous Substances. Except as disclosed on Schedule 8(d), which includes a list of all environmental reports provided by Seller to Buyer in connection with this Agreement (the “Seller Environmental Reports”), to Seller’s actual knowledge, there has been no production, storage, manufacture, voluntary or involuntary transmission, use, generation, treatment, handling, transport, release, dumping, discharge, spillage, leakage or disposal at, on, in, under or about the Real Property of any Hazardous Substances by Seller, or any affiliate or agent thereof, except in strict compliance with all applicable Laws. To Seller’s actual knowledge and except as disclosed on Schedule 8(d), there are no Hazardous Substances at, on, in, under or about the Real Property in violation of any Law, and to Seller’s actual knowledge, there is no proceeding or inquiry by any federal, state or local governmental agency with respect thereto. Buyer and Seller acknowledge that a portion of the property is encumbered by an access easement of public record (the “Access Easement”), and Seller does not have exclusive control and/or use over such area, and therefore Seller makes no representation or warranty regarding Hazardous Substances on or under the Access Easement, provided, however, Seller represents and warrants that Seller has not produced, stored, used, generated, released, spilled or disposed of any Hazardous Substances on or under the Access Easement. For purposes of this Agreement, “Hazardous Substances” shall mean any hazardous or toxic substances, materials or wastes, including, without limitation, those substances, materials and wastes listed in the United States Department of Transportation Table (49 CFR 172.1 01) or by the Environmental Protection Agency as hazardous substances (40 CFR Part 302 and amendments thereto) or such substances, materials and wastes which are or become regulated under any applicable local, state or federal law (collectively, “Laws”), including, without limitation, any material, waste or substance which is (i) a hazardous waste as defined in the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. § 6901 et seq.); (ii) a pollutant or contaminant or hazardous substance as defined in the Comprehensive Environmental Response. Compensation and Liability Act of 1980, as amended (42 U.S.C. § 9601 et seq.); (iii) a hazardous substance pursuant to § 311 of the Clean Water Act (33 U.S.C. § 1251, et seq., 33 U.S.C. § 1321) or otherwise listed pursuant to § 307 of the Clean Water Act (33 U.S.C. § 1317); (iv) a hazardous waste pursuant to § 1004 of the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.); (v) polychlorinated biphenyls (PCBs) as defined in the Federal Toxic Substance Control Act, as amended (15 U.S.C. § 2501 et seq.); (vi) hydrocarbons, petroleum and petroleum products; (vii) asbestos; (viii) formaldehyde or medical or biohazardous waste; (ix) radioactive substances; (x) flammables and explosives; (xi) any state statutory counterparts to those federal statutes listed herein; or (vii) any other substance, waste or material which could presently or at any time in the future require remediation at the behest of any governmental agency. Any reference in this definition to Laws shall include all rules and regulations which have been promulgated with respect to such Laws.

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(e)          Brokers. Neither Seller nor Buyer has dealt with any broker or finder in connection with the transactions contemplated hereby. Each party represents and warrants to the other party that it has not dealt with any broker, salesman, finder or consultant with respect to this Agreement or the transactions contemplated hereby. Each party agrees to indemnify, protect, defend, protect and hold the other party harmless from and against all claims, losses, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and disbursements) and charges resulting from such indemnifying party’s breach of the foregoing representation. The provisions of this Section 8(e) shall survive the Closing or earlier termination of this Agreement.

(f)          Leases and Contracts. Schedule 8(f) is a list of all Leases and Contracts relating to the Facility to which Seller is a party or by which Seller may be bound. Seller has made or will promptly make available to Buyer true, complete and accurate copies of all Leases and Contracts including, without limitation, any modifications thereto. All of the Leases and Contracts are in full force and effect without claim of material default there under, and, except as may be set forth on Schedule 8(f).

(g)          Financial Statements. Schedule 8(g) contains (i) the balance sheets of the Operator for the last three (3) fiscal years ending prior to the date of this Agreement (audited if available and unaudited to the extent audited statements are not available) and the unaudited balance sheets for each of the past three (3) fiscal quarters completed prior to the date of this Agreement and (ii) the related consolidated statements of income, results of operations, changes in members’ equity and changes in financial position with respect to each such period as compared with the immediately prior period (collectively, the “Financial Statements”). The Financial Statements taken as a whole (A) fairly present the financial condition and results of operation of the Operators for the periods indicated, (B) are true, accurate, correct and complete in all material respects, and (C) except as stated in Schedule 8(g) (or in the notes to the Financial Statements) have been prepared in accordance with the Operator’s tax basis reporting, as consistently applied. Except as disclosed in Schedule 8(g), or otherwise disclosed in writing to Buyer, to Seller’s actual knowledge neither Seller, as to the Facility, nor the Facility is obligated for or subject to any material liabilities, contingent or absolute, and whether or not such liabilities would be disclosed in accordance with tax basis reporting, and Schedule 8(g) sets forth all notes payable, other long term indebtedness and, to Seller’s actual knowledge, all other liabilities to which the Facility and the Real Property are or at Closing (and following Closing) will be subject, other than new indebtedness obtained by Buyer in connection with its purchase of the Property. Seller has received no notice of default under any such instrument.

(h)          Interests in Competitors, Suppliers and Customers. Other than the Operator entities and except as set forth on Schedule 8(h), or in Schedule 1(a) as constituting a part of the Facility, Seller does not have any interest in any property used in the operation of, or holds an interest in, any competitor, supplier or customer of Seller or the Facility.

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(i)          No Foreign Persons. Neither Seller nor its members is a foreign person within the meaning of Sections 897 or 1445 of the Code, nor is Seller a U.S. Real Property Holding Company within the meaning of Section 897 of the Code.

(j)          Licensure. As of the date hereof, except as set forth on Schedule 8(j) attached hereto, there is no action pending or, to the actual knowledge of Seller, recommended by the appropriate state agency to revoke, withdraw or suspend any license to operate the Facility, or certification of the Facility, or any material action of any other type with regard to licensure or certification. The Facility is operating and functioning as an assisted living and memory care facility without any waivers from a governmental agency affecting the Facility except as set forth in Schedule 8(j), and is fully licensed for an assisted living and memory care facility, as applicable, by the State for the number of beds and licensure category set forth in Schedule 1(a) hereto. Schedule 8(j) attached hereto contains a complete and accurate list of all life safety code waivers or other waivers affecting the Facility.

(k)          Regulatory Compliance.

(i)          Seller or the Operator has duly and timely filed all reports and other items required to be filed (collectively, the “Reports”) with respect to any cost based or other form of reimbursement program or any other third party payor (including without limitation, Medicaid, medically indigent assistance, Blue Cross, Blue Shield, any health maintenance, preferred provider, independent practice or other healthcare related organizations, peer review organizations, or other healthcare providers or payors) (collectively, “Payors”) and have timely paid all amounts shown to be due thereon. At the time of filing, to Seller’s actual knowledge, each Report was true, accurate and complete. To Seller’s actual knowledge, all rights and obligations of the Facility or Seller under such Reports are accurately reflected or provided for in the Financial Statements.

(ii)         Except as set forth in Schedule 8(k) attached hereto, (A) neither Seller nor, to Seller’s actual knowledge, the Operator is delinquent in the payment of any amount due under any of the Reports for the Facility, (B) there are no written or threatened proposals by any Payors for collection of amounts for which Seller or the Facility could be liable, (D) there are no current or pending claims, assessments, notice, proposal to assess or audits of Seller or Operator or the Facility with respect to any of the Reports, and, to Seller’s actual knowledge, no such claims, assessments, notices, or proposals to assess or audit are threatened, and (D) neither Seller nor Operator has executed any presently effective waiver or extension of the statute of limitations for the collection or assessment of any amount due under or in connection with any of the Reports with respect to the Facility.

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(iii)        Except as set forth in Schedule 8(k) attached hereto, neither Seller nor the Operator has received notice of failure to comply with all applicable Laws, settlement agreements, and other agreements with any state or federal governmental body relating to or regarding the Facility (including all applicable environmental, health and safety requirements), and Seller or the Operator has and maintains all permits, licenses, authorizations, registrations, approvals and consents of governmental authorities and all health facility licenses, accreditations, Medicaid, and other Payor certifications necessary for its activities and business including the operation of the Facility as currently conducted. Each health facility license, Medicaid and other Payor certifications, Medicaid provider agreement and other agreements with any Payors is in full force and effect without any waivers of any kind (except as disclosed in Schedule 8(k)) and has not been amended or otherwise modified, rescinded or revoked or assigned nor, to Seller’s actual knowledge, (A) is there any threatened termination, modification, recession, revocation or assignment thereof, (B) no condition exists nor has any event occurred which, in itself or with the giving of notice, lapse of time or both would result in the suspension, revocation, termination, impairment, forfeiture, or non-renewal of any governmental consent applicable to Seller or to the Facility or of any participation or eligibility to participate in any Medicaid, or other Payor program and (C) there is no claim that any such governmental consent, participation or contract is not in full force and effect.

(l)          Regulatory Surveys. Seller shall deliver to Buyer, in the manner required pursuant to the terms of this Agreement, complete and accurate copies of the survey or inspection reports made by any governmental authority with respect to the Facility during the calendar years 2009, 2010, 2011 and year-to-date 2012. To the best of Seller’s knowledge, after diligent investigation, and except as shown on Schedule 8(l), all exceptions, deficiencies, violations, plans of correction or other indications of lack of compliance in such reports have been fully corrected and there are no bans or limitations in effect, pending or threatened with respect to admissions to the Facility nor any licensure curtailments in effect, pending or threatened with respect to the Facility. Seller shall continue to deliver all such surveys, inspection reports as and when same are received and/or filed as the case may be prior to the Closing.

(m)          Licensed Bed/Current Rate Schedule. As of the Effective Date, Schedule 8(m) sets forth (i) the number of licensed beds and the number of operating beds in the Facility, (ii) the current standard private rates charged by the Facility to all of its residents, and (iii) the number of beds or units presently occupied in, and the occupancy percentage at, the Facility, including the current rates charged by the Facility for each such occupied bed or unit. Neither Seller nor any Operator has any life care arrangement in effect with any current or future resident.

(n)          Operations. The Facility is adequately equipped and the Facility includes sufficient and adequate numbers of furniture, furnishings, equipment, consumable inventory, and supplies to operate such Facility as each is presently operated by Seller. Personal Property used to operate Facility and to be conveyed to Buyer is free and clear of liens, security interests, encumbrances, leases and restrictions of every kind and description, except for Permitted Encumbrances and any liens, security interests and encumbrances to be released at Closing.

(o)          No Misstatements, Etc. To the best of Seller’s knowledge, neither the representations and warranties of Seller stated in this Agreement, including the Exhibits and the Schedules attached hereto, nor the Due Diligence Items or any certificate or instrument furnished or to be furnished to Buyer by Seller in connection with the transactions contemplated hereby, contains or will contain any untrue or misleading statement of a material fact.

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(p)          Supplementation of Schedules; Change in Representations and Warranties. Seller shall have the continuing right and obligation to supplement and amend the Schedules herein on a regular basis including, without limitation, Schedule 8(g), and Seller’s warranties and representations required hereunder, as necessary or appropriate (i) in order to make any representation or warranty not misleading due to events, circumstances or the passage of time or (ii) with respect to any matter hereafter arising or discovered up to and including the Closing Date, but Buyer shall not be deemed to have approved such supplemental Schedules unless Buyer expressly acknowledges approval of same in writing. In the event Seller amends any such Schedules, or Buyer or Seller gains actual knowledge prior to the Closing that any representation or warranty made by the other party contained in this Section 8 is otherwise untrue or inaccurate, such party shall, within five (5) days after gaining such actual knowledge but in any event prior to the Closing, provide the other party with written notice of such inaccuracy, whereupon the noticed party shall promptly commence, and use its best efforts to prosecute to completion, the cure of such matter, to the extent any such matter is curable. If any such matter is not curable within reason and is material, in Buyer’s reasonable business judgment, Buyer shall have the right to terminate this Agreement upon written notice to Seller within five (5) business days of receipt or delivery of such notice, as applicable, on the same basis as set forth in Section 13(a) if during the Due Diligence Period and in Section 13(b)(i)(i) herein if after expiration of the Due Diligence Period.

(q)          Survival of Representations and Warranties; Updates. The representations and warranties of Seller in this Agreement shall not be merged with the Deeds at the Closing and shall survive the Closing for the period of one (1) year provided such warranties shall be deemed made as of the date provided; provided, Seller understands and agrees that the Post Closing Lease, shall provide for a lengthier period of survival with respect to certain matters referenced therein.

For purposes of this Agreement, the phrase “to Seller’s actual knowledge” or words of similar import shall mean the actual knowledge of the general partner or President, as applicable, of the entity comprising Seller.

9.          Representations and Warranties of Buyer. Buyer hereby warrants and represents to Seller that:

(a)          Organization, Corporate Powers, Etc. Buyer is a limited liability company, validly existing and in good standing under the laws of the State of Delaware and is duly qualified and in good standing in each other state or jurisdiction in which the nature of its business requires the same except where a failure to be so qualified does not have a material adverse effect on the business, properties, condition (financial or otherwise) or operations of that person. Buyer has full power, authority and legal right (i) to execute and deliver, and perform and observe the provisions of this Agreement and each Transaction Document to which it is a party, and (ii) to carry out the transactions contemplated hereby and by such other instruments to be carried out by Buyer pursuant to the Transaction Documents.

(b)          Due Authorization, Etc. The Transaction Documents have been, and each instrument provided for herein or therein to which Buyer is a party will be, when executed and delivered as contemplated hereby, duly authorized, executed and delivered by Buyer and the Transaction Documents constitute, and each such instrument will constitute, when executed and delivered as contemplated hereby, legal, valid and binding obligations of the Buyer enforceable in accordance with their terms.

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(c)          Governmental Approvals. To Buyer’s actual knowledge, no consent, approval or other authorization (other than corporate or other organizational consents which have been obtained), or registration, declaration or filing with, any court or governmental agency or commission is required for the due execution and delivery of any of the Transaction Documents to which Buyer is a party or for the validity or enforceability thereof against such party.

(d)          No Litigation. Except as set forth on Schedule 9(a)(iv) attached hereto, neither Buyer nor its registered agent for service of process has been served with summons with respect to any actions or proceedings pending or, to Buyer’s actual knowledge, no such actions or proceedings are threatened, against Buyer before or by any court, arbitrator, administrative agency or other governmental authority, which individually or in the aggregate, are expected, in the reasonable judgment of Buyer, to materially and adversely affect Buyer’s ability to carry out any of the transactions contemplated by any of the Transaction Documents.

(e)          No Conflicts. Neither the execution and delivery of the Transaction Documents to which Buyer is a party, compliance with the provisions thereof, nor the carrying out of the transactions contemplated thereby to be carried out by such party will result in (i) a breach or violation of (A) any material law or governmental rule or regulation applicable to Buyer now in effect, (B) any provision of any Buyer’s organizational documents, (C) any material judgment, settlement agreement, order or decree of any court, arbitrator, administrative agency or other governmental authority binding upon Buyer, or (D) any material agreement or instrument to which Buyer is a party or by which Buyer or its respective properties are bound; (ii) the acceleration of any obligations of Buyer; or (iii) the creation of any lien, claim or encumbrance upon any properties or assets of Buyer.

(f)          No Misstatements, Etc. To the best of Buyer’s knowledge, neither the representations and warranties of Buyer stated in this Agreement, including the Exhibits and the Schedules attached hereto, nor any certificate or instrument furnished or to be furnished to Seller by Buyer in connection with the transactions contemplated hereby, contains or will contain any untrue or misleading statement of a material fact.

(g)          Survival of Representations and Warranties; Updates. The representations and warranties of Buyer in this Agreement shall not be merged with the Deeds at the Closing and shall survive the Closing for the period of one (1) year.

10.         Covenants of Seller. Seller covenants with respect to the Facility as follows:

(a)          Pre-Closing. Between the date of this Agreement and the Closing Date, except as contemplated by this Agreement or with the prior written consent of Buyer, which shall not be unreasonably withheld, conditioned or delayed:

(i)          Seller shall use its best efforts to cause the Operator to operate the Facility diligently, in accordance with the Operator’s obligations under its lease or other arrangement with Seller, and only in the ordinary course of business and consistent with past practice.

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(ii)         Seller shall use its best efforts to prevent the Operator from making any material change in the operation of the Facility, and shall prevent the Operator from selling or agreeing to sell any items of machinery, equipment or other assets of the Facility, or otherwise entering into any agreement affecting the Facility, except in the ordinary course of business;

(iii)        Seller shall use its best efforts to prevent the Operator from entering into any Lease or Contract or commitment affecting the Facility, except for Leases or Contracts entered into in the ordinary course of business;

(iv)        During normal business hours and consistent with Section 6(c) herein, Seller shall provide Buyer or its designated representative with access to the Facility upon prior notification and coordination with Seller and the Operator; provided, Buyer shall not materially interfere with the operation of the Facility. At such times Seller and the Operator shall permit Buyer to inspect the books and records of the Facility;

(v)         Within five (5) business days following the execution of this Agreement by the parties, Seller shall deliver to Buyer the due diligence items described on the Due Diligence List attached hereto as Schedule 6(a)(vii) (the “Due Diligence Items”); provided, in the event certain Due Diligence Items (“Unavailable Items”) are not readily accessible to Seller, Seller may identify the Unavailable Items by written notice to Buyer within such five (5) business day period and shall use its best efforts to deliver all Unavailable Items to Buyer as promptly as possible, but in no event more than ten (10) business days following the execution of this Agreement. If Buyer requests additional items not included on Schedule 6(a)(vii), it will do so by written request delivered by Seller and Seller will use its best efforts to provide such information within five (5) business days within receipt of the request; and, provided further, Seller shall continue to cause Operator to deliver to Buyer, following the expiration of the Due Diligence Period, financial reports showing, among other things, the EBITDAR (defined below) for the Facility for the trailing twelve (12) month annualized operations for any given period. The term “EBITDAR” means “earnings before interest, taxes, depreciation, amortization and rent and reserves (reserves meaning additions to capital reserves).”

(vi)        Seller shall use its best efforts to prevent the Operator from moving residents from the Facility, except (a) to any other Facility which is owned by Seller and constitutes part of the Property as defined herein, (b) for health treatment purposes or otherwise at the request of the resident, family member or other guardian or (c) upon court order or the request of any governmental authority having jurisdiction over the Facility;

(vii)       Seller shall use commercially reasonable efforts to cause the Operator to retain the services and goodwill of the employees of the Operator until the Closing;

(viii)      Seller shall maintain in force, or shall cause the Operator to maintain in force, the existing hazard and liability insurance policies, or comparable coverage, for the Facility as are in effect as of the date of this Agreement;

(ix)         Seller shall, and shall cause the Operator, to file all returns, reports and filings of any kind or nature, including but not limited to, cost reports referred to in this Agreement, required to be filed by Seller or the Operator on a timely basis and shall timely pay all taxes or other obligations and liabilities or recoupments which are due and payable with respect to the Facility in the ordinary course of business with respect to the periods Seller or Operator operated the Facility;

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(x)          Seller shall cause the Operator (a) to maintain all required operating licenses in good standing, (b) to operate the Facility in accordance with its current business practices and (c) to promptly notify Buyer in writing of any notices of material violations or investigations received from any applicable governmental authority;

(xi)         Seller shall use commercially reasonable efforts to cause the Operator to make all customary repairs, maintenance and replacements required to maintain the Facility in substantially the same condition as on the date of Buyer’s inspection thereof, ordinary wear and tear excepted;

(xii)        Seller shall promptly notify Buyer in writing of any Material Adverse Change, as defined herein, of which Seller becomes aware in the condition or prospects of the Facility including, without limitation, sending Buyer copies of all surveys and inspection reports of all governmental agencies received after the date hereof and prior to Closing, promptly following receipt thereof by the Operator. For purposes of this Agreement, a “Material Adverse Change” shall mean: (i) a decrease in the adjusted rolling twelve (12) month EBITDAR to less than Nine Hundred Seventy Thousand and 00/100 Dollars ($970,000.00), or (ii) loss of licensure, or (iii) loss of Medicaid participation, or (iv) any adverse action by a governmental agency which, with the passage of time, would reasonably be expected to materially affect in a negative manner licensure at the Facility, or any adverse action in the Facility which would reasonably be expected to materially affect in a negative manner such Facility’s participation or eligibility to participate in any Medicaid, or other Payor program, unless appropriate corrective action has been taken by the Operator, in the ordinary course of business, or (v) failure to settle with the appropriate governmental authority, or to satisfy on or before the Closing (either directly with such governmental authority or by funds escrowed by Seller for such purposes) all claims for reimbursements, recoupments, taxes, fines or penalties which may be due to any governmental authority having jurisdiction over the Facility, or (vi) the occurrence of a title or survey defect occurring after the date of this Agreement which would reasonably be expected to adversely affect the ability of Buyer to operate the assisted living facility at its respective Facility or to obtain financing for such Facility, or (vii) the commencement of any third party litigation which interferes with Seller’s ability to close the transactions contemplated by this Agreement, or (viii) any damage, destruction or condemnation affecting the Facility in which the estimate of damage exceeds $100,000 per Facility and such damage or destruction has not been repaired, or Buyer as not otherwise waived such condition prior to Closing. In the event of any occurrence described in clause (iv) above, Operator shall deliver a copy of the Plan of Correction or otherwise notify Buyer in writing of the planned action, and such Plan of Correction or other corrective action which has been approved by the applicable regulatory agency or agencies.

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(xiii)       Seller agrees to cause the Operator to remedy any compliance deficiency cited in any written notice from, or in any settlement agreement or other Plan of Correction or other agreement with, any state governmental body, or in the event of state proceedings against Operator or the Facility, or receipt by the Operator of such notice prior to the Closing Date, of any condition which would affect the truth or accuracy of any representations or warranties set forth in this Agreement by Seller; provided, however, in the event a physical plant deficiency is cited which Seller has insufficient time to remedy before the Closing Date, in accordance with the approval of the appropriate state agency, then the same shall be deemed remedied when the costs of correcting said deficiency (based upon reasonable estimates from established vendors selected by Seller and Buyer and approved by Seller and by Buyer, in its sole and absolute discretion) shall be held back in the Escrow at the Closing and not released to Seller until such deficiency is corrected by Seller; and, provided further, a non-physical plant deficiency which cannot be remedied prior to the Closing, in accordance with the approval of the appropriate state agency, will be deemed to be remedied for purposes of this Section if Operator develops a Plan of Correction addressing the deficiency(ies) and such Plan of Correction is approved by the applicable State agency. Seller shall use its best efforts to remedy any such deficiency subsequent to the Closing which is to be remedied as a result of a Plan of Correction filed by Seller or Operator prior to the Closing, and Buyer shall cooperate with such efforts by Seller; provided, Seller shall bear all costs associated with such remedy. In the event any such Plan of Correction agreed to by Seller and Operator prior to the Closing is not approved by the applicable State agency subsequent to Closing, Seller shall promptly use its best efforts, and shall cause Operator to use its best efforts, to amend the Plan of Correction in such a manner that is necessary to obtain acceptance by the State of the amended Plan of Correction as soon as practicable after submittal. Notwithstanding any other provision of this Agreement, the obligation of Seller pursuant to this Subsection 10(a)(xiii) shall survive the Closing for such period of time as is necessary to remedy such deficiency.

(xiv)      Seller shall, at its cost and on or before Closing, obtain releases of financing statements and tax and judgment liens affecting or relating to the Facility which have been filed or recorded in the State with the Office of the Secretary of State and the appropriate County Recorder’s Office.

(xv)       Seller shall promptly comply with any notices of violations received relating to the Facility and shall deliver to Buyer a copy of any such notice received and evidence of compliance with such notice.

(xvi)      Seller shall complete the Critical Repairs in accordance with Section 6(f) of this Agreement.

(b)          Closing. On or before the Closing Date, Seller shall deliver the following documents to Escrow Agent relating to the Facility (“Closing Documents”):

(i)          One (1) original executed Deed for the Facility, in recordable form;

(ii)         Two (2) original executed counterparts of the Post Closing Lease;

(iii)        Two (2) original executed counterparts of the bill of sale for the Personal Property (“Bill of Sale”), an assignment of Seller’s interest in the Contracts and Leases (“Assignment of Contracts and Leases”), and other instruments of transfer and conveyance in form and substance to be agreed upon prior to the expiration of the Due Diligence Period transferring and assigning to Buyer the Real Property, Personal Property and the Intangibles to be transferred as provided herein with respect to the Facility (“Instruments of Assignment”);

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(iv)        One (1) original of the executed Repair Completion Notice, to the extent not previously delivered to Buyer.

(v)         One (1) original executed certificate executed by Seller confirming that Seller’s representations and warranties continue to be true and correct in all material respects, or stating how such representations and warranties are no longer true and correct (“Seller’s Confirmation”);

(vi)        All contractor’s and manufacturer’s guaranties and warranties, if any, in Seller’s possession relating to the Facility (collectively, the “Warranties”), which delivery will be made by leaving such materials at the Facility; and

(vii)       Two (2) original executed counterparts of each of the FIRPTA Certificate, escrow agreements and other documents required by the Title Company in connection with the transactions contemplated by this Agreement (collectively, the “Title Company Documents”).

11.         Covenants of Buyer. Buyer hereby covenants as follows:

(a)          Pre-Closing. Between the date hereof and the Closing Date, except as contemplated by this Agreement or with the consent of Seller, Buyer agrees that Buyer shall not take any action inconsistent with its obligations under this Agreement or which could hinder or delay the consummation of the transaction contemplated by this Agreement. Between the date hereof and the Closing Date, Buyer agrees that Buyer shall not (i) make any commitments to any governmental authority, (ii) enter into any agreement or contract with any governmental authority or third parties, or (iii) alter, amend, terminate or purport to terminate in any way any governmental approval or permit affecting the Real Property, Personal Property or Facility, which would be binding upon Seller, any Real Property Owner, the Facility or Personal Property after any termination of this Agreement.

(b)          Closing. On or before the Closing Date, Buyer shall deposit the following with Escrow Agent:

(i)          The Purchase Price in accordance with the requirements of this Agreement;

(ii)         Two (2) original executed counterparts of the Post Closing Lease;

(iii)        Two (2) original executed counterparts of each of the Instruments of Assignment requiring Buyer’s signature;

(iv)        One (1) original executed certificate executed by Buyer confirming that Buyer’s representations and warranties continue to be true and correct in all material respects, or stating how such representations and warranties are no longer true and correct (“Buyer’s Confirmation”); and

(v)         Two (2) original executed counterparts of each of the Title Company Documents requiring Buyer’s signature.

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12.         Conditions to Closing.

(a)          Conditions to Buyer’s Obligations. All obligations of Buyer under this Agreement are subject to the reasonable satisfaction and fulfillment, prior to the Closing Date, of each of the following conditions. Anyone or more of such conditions may be waived in writing by Buyer.

(i)          Seller’s Representations, Warranties and Covenants. Seller’s representations, warranties and covenants contained in this Agreement or in any certificate or document delivered in connection with this Agreement or the transactions contemplated herein, shall be true at the date hereof and as of the Closing Date as though such representations, warranties and covenants were then again made, except to the extent that Buyer has discovered, or Seller has provided Buyer with written notice (the “Supplemental Notice”) prior to Closing that Seller has just become aware, that a representation is untrue or inaccurate, and Buyer nevertheless elects not to terminate this Agreement at the expiration of the Due Diligence Period, or, if the Supplemental Notice is delivered after the Due Diligence Period, Buyer elects to proceed with closing the transaction despite such inaccuracy, whereupon Buyer will be deemed to have waived any right of recourse or damages against Seller resulting from such inaccuracy disclosed in the Supplemental Notice. Upon receipt of a Supplemental Notice from Seller after the expiration of the Due Diligence Period, Buyer shall have the right to (a) terminate this Agreement upon written notice to Seller within five (5) days after receipt of the Supplemental Notice, or (b) elect to proceed with closing the transaction as set forth in this Agreement. If Seller provides Buyer with a Supplemental Notice within ten (10) business days of Closing, then Buyer shall have the right, at its option and upon written notice to Seller, to extend the Closing Date for up to ten (10) business days in order to analyze and review the issues disclosed in the Supplemental Notice.

(ii)         Seller’s Performance. Seller shall have performed all of its obligations and covenants under this Agreement that are to be performed prior to or at Closing.

(iii)        Damage and Condemnation. Prior to the Closing Date, no portion of the Facility shall have been damaged or destroyed by fire or other casualty where the estimate of damage to such Facility exceeds 10% of the Purchase Price allocated to such Facility, or proceedings be commenced or threatened to take or condemn any material part of the Real Property or improvements comprising a Facility by any public or quasi-public authority under the power of eminent domain. A proceeding shall be deemed to be “material” if such condemnation or taking (i) relates to the material taking or closing of any right of access to any Real Property or Facility, (ii) cause the Real Property or Facility to become non-conforming with then current legal requirements governing such Real Property or Facility, (iii) results in the loss of parking that is material to the operation of such Facility, or (iv) result in the loss of value in excess of 10% of the Purchase Price allocated to such Facility, in Buyer’s reasonable judgment. If such Facility shall have been so damaged or destroyed, Seller shall deliver prompt written notice of such condemnation, damage or destruction to Buyer. In the event Buyer waives this condition, by written notice to Seller within fifteen (15) business days of receipt of notice of such proceeding, and the Closing occurs, Seller shall assign to Buyer all its right to any insurance proceeds in connection therewith. If proceedings shall be so commenced or threatened to take or condemn the Real Property or the Facility or portion thereof prior to Closing, and if Buyer waives this condition and the Closing occurs, Seller shall pay or assign to Buyer all Seller’s right to the proceeds of any condemnation award in connection thereof.

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(iv)        Absence of Litigation. No action or proceeding shall have been instituted, threatened or, in the reasonable opinion of Buyer, is likely to be instituted before any court or governmental body or authority the result of which could prevent or make illegal the acquisition by Buyer of the Facility, or the consummation of the transaction contemplated hereby, or which could materially and adversely affect the Facility or the business or prospects of the Facility.

(v)         Form of Post Closing Lease. Prior to the expiration of the Due Diligence Period, Operator and Buyer shall have agreed upon the form of the post closing lease (the “Post Closing Lease”) between Buyer, as landlord, and Operator, as tenant. The Post Closing Lease shall be in the form attached hereto and incorporated herein by reference as Exhibit D.

(vi)        No Material Adverse Change. No Material Adverse Change shall have occurred in the Facility.

(vii)       Removal of Personal Property Liens. Seller shall have removed (or shall have sufficient payoff or other documents to remove such liens at Closing) all personal property liens which are related to the Facility and the Facility at Closing shall be free and clear of all liens, claims and encumbrances other than Permitted Exceptions.

(viii)      Title Insurance Policies. Title Company shall be prepared to issue the (i) Owners Title Insurance Policy for the Facility as of the Closing Date, with coverage in the amount of the allocable portion of the Purchase Price for the Facility, insuring Buyer as owner of the Facility subject only to the Permitted Exceptions, and (ii) ALTA Title Insurance Policy for each of the Facility as of the Closing Date, with coverage in the amount of the allocable portion of Buyer’s loan from Buyer’s lender (“Lender”), insuring Lender’s lien against the Facility subject only to such exceptions as may be approved by Lender, and with such endorsements as may be required by Lender.

(b)          Conditions to Seller’s Obligations. All obligations of Seller under this Agreement are subject to the fulfillment, prior to the Closing Date, of each of the following conditions. Anyone or more of such conditions may be waived by Seller in writing.

(i)          Buyer’s Representations, Warranties and Covenants. Buyer’s representations, warranties and covenants contained in this Agreement or in any certificate or document delivered in connection with this Agreement or the transactions contemplated herein shall be true at the date hereof and as of the Closing Date as though such representations, warranties and covenants were then again made.

(ii)         Buyer’s Performance. Buyer shall have performed its obligations and covenants under this Agreement that are to be performed prior to or at Closing.

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(iii)        Absence of Litigation. No action or proceeding shall have been instituted, threatened or, in the reasonable opinion of Seller, is likely to be instituted before any court or governmental body or authority the result of which could prevent or make illegal the acquisition by Buyer of the Facility, or the consummation of the transaction contemplated hereby, or which could materially and adversely affect the Facility or the business or prospects of the Facility.

(iv)        No Actions. There shall be no action pending or recommended by the appropriate state agency to revoke, withdraw or suspend any license to operate the Facility or the certification of the Facility, or any action of any other type with regard to licensure or certification or with respect to Medicaid provider billing agreements necessary to operate the Facility.

(v)         Execution of Post Closing Lease and Form of Post Closing Lease. Prior to the expiration of the Due Diligence Period, Operator and Buyer shall have agreed upon the form of the Post Closing Lease. Further, it shall be a condition to Closing that Operator and Buyer execute the Post Closing Lease simultaneously with Closing.

13.         Termination; Defaults.

(a)          Termination For Failure of Condition. Either party may terminate this Agreement for non-satisfaction or failure of a condition to the obligation of either party to consummate the transaction contemplated by this Agreement (including, without limitation, Buyer’s election to disapprove the condition of the title or Surveys pursuant to Section 14 herein), unless such matter has been satisfied or waived by the date specified in this Agreement or by the Closing Date (as same may be extended by the parties to allow the parties to satisfy or waive conditions to close in the manner provided in this Agreement). In the event of such a termination, Escrow Agent shall promptly return (i) to Buyer, all funds of Buyer in its possession, including the Deposit and all interest accrued thereon, and (ii) to Seller and Buyer, all documents deposited by them respectively, which are then held by Escrow Agent. Thereafter, neither party shall have any continuing obligation or liability to the other party except for any such matters that expressly survive the Closing or termination of this Agreement, as provided herein. The provisions of this Section 13(a) are intended to apply only in the event of a failure of condition, as set forth herein, which is not the result of a default by either party, but which shall not apply in the event the non-terminating party is in default of its obligations under this Agreement.

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(b)          Termination For Cause.

(i)          If the Agreement is terminated by Seller because Buyer fails to consummate the Closing as a result of a default by Buyer under this Agreement, Seller’s sole and exclusive remedy prior to the Closing Date shall be to terminate this Agreement by giving written notice of termination to Buyer and Escrow Agent, whereupon (A) Escrow Agent shall promptly release to Seller the Deposit, and all interest accrued thereon, (B) Escrow Agent shall return to Buyer and Seller all documents deposited by them respectively, which are then held by Escrow Agent, (C) the parties shall be released and relieved of all obligations to each other under this Agreement, except for provisions that expressly survive termination as provided herein (including without limitation, indemnification provisions), (D) Buyer shall return to Seller all documents received by it during the course of its Due Diligence and (E) Buyer shall have no further right to purchase the Property or legal or equitable claims against Seller (except for any breach by Seller of provisions that survive termination) and/or the Property. Buyer shall have no liability to Seller under any circumstances for any speculative, consequential or punitive damages. Without limiting the other provisions of this Agreement, Buyer acknowledges that the provisions of this Subsection are a material part of the consideration being given to Seller for entering into this Agreement and that Seller would be unwilling to enter into this Agreement in the absence of the provisions of this Subsection. The provisions of this Subsection shall survive any termination of this Agreement. With respect to any action by Seller against Buyer or by Buyer against Seller commenced after the Closing Date, Seller and Buyer expressly waive any right to any speculative, consequential, or punitive damages. The parties acknowledge and agree that Seller’s actual damages as a result of Buyer’s default would be difficult or impossible to ascertain and that the deliveries and payments provided for in this paragraph constitute reasonable compensation for its actual damages. Seller and Buyer acknowledge that they have read and understand the provisions of this Section 13(b)(i) and by their initials below agree to be bound by its terms.

Seller’s Initials	Buyer’s Initials

(i)          If this Agreement is terminated by Buyer because Seller has defaulted in the performance of its obligations under this Agreement, Buyer’s sole and exclusive remedies prior to the Closing Date shall be either: (A) to terminate this Agreement by giving written notice of termination to Seller and Escrow Agent and pursue any and all remedies for Buyer’s out-of-pocket costs (including attorneys’ fees and court costs), attributable to the termination of this Agreement, excluding any speculative or punitive damages, whereupon (i) Escrow Agent shall promptly return to Buyer the Deposit, and all interest accrued thereon, and (ii) Escrow Agent shall return to Seller and Buyer all documents deposited by them respectively, which are then held by Escrow Agent, or (B) to pursue the remedy of specific performance of Seller’s obligation to perform its obligations under this Agreement. Seller shall have no liability to Buyer under any circumstances for any speculative, consequential or punitive damages. Without limiting the other provisions of this Agreement, Seller acknowledges that the provisions of this Subsection are a material part of the consideration being given to Buyer for entering into this Agreement and that Buyer would be unwilling to enter into this Agreement in the absence of the provisions of this Subsection. The provisions of this Subsection shall survive any termination of this Agreement. With respect to any action by Buyer against Seller or by Seller against Buyer commenced after the Closing Date, Buyer and Seller expressly waive any right to any speculative, consequential, punitive or special damages including, without limitation, lost profits. Seller and Buyer acknowledge that they have read and understand the provisions of this Section 13.2(b) and by their initials below agree to be bound by its terms.

Seller’s Initials	Buyer’s Initials

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(c)          General. In the event a party elects to terminate this Agreement such party shall deliver a notice of termination to the other party.

14.         Surveys and PTR.

(a)          Buyer has previously obtained a preliminary title report (the “PTR”) covering the Real Property and the Facility dated prior to the date of this Agreement, together with legible copies of any and all instruments referred to in the PTR as constituting exceptions to title of the Real Property (the “Title Documents”).

(b)          Seller shall have delivered to Buyer a copy of the existing surveys, if any, in Seller’s possession for the Facility (“Surveys”) in accordance with Section 10(a)(v) herein. Buyer shall be responsible for obtaining an update of the Surveys or new Surveys, at Buyer’s sole cost (“New Surveys”). On or before ten (10) business days prior to the expiration of the Due Diligence Period, Buyer shall notify Seller and the Title Company (“Buyer’s Title Notice”) of any objections which Buyer may have to the PTR and/or Surveys. If Buyer objects to any matters (other than the Permitted Exceptions, as defined herein) which, in Buyer’s determination, might adversely affect the ability of Buyer to operate any of the Facility, Seller shall use its reasonable business efforts to cure same, but shall not be obligated to cure matters other than to obtain the release (at Closing) of the existing mortgage and other monetary liens caused by Seller which may be released by payment of the mortgage payoff or lien amount from Seller’s Closing proceeds (collectively, “Monetary Liens”). If Seller delivers written notice to Buyer (“Seller’s Title Notice”), on or before the expiration of the Due Diligence Period that Seller is willing to remove any exceptions objected to by Buyer, then Seller shall be obligated to remove such exceptions on or prior to the Closing and such exceptions shall not be Permitted Exceptions. If Seller does not provide Buyer with Seller’s Title Notice or Seller’s Title Notice does not provide for Seller’s agreement to remove all exceptions objected to by Buyer, then Buyer shall have the right to terminate this Agreement prior to the expiration of the Due Diligence Period or waive Buyer’s objection to any exceptions Seller has not agreed to remove with such exceptions becoming Permitted Exceptions upon Buyer waiving its due diligence contingency. Buyer shall, promptly following the execution of this Agreement, commence to use its best efforts to obtain the New Surveys as soon as practicable. Notwithstanding the foregoing provisions of this Subsection (b), Buyer shall have the right to object, promptly upon learning of any such new matters during the Due Diligence Period, to any matters raised in the New Surveys which were not addressed in the Surveys, and the parties shall cooperate with the Title Company, during the Due Diligence Period and as promptly as possible following the delivery of Buyer’s objections to such new matters in the New Surveys, to resolve any such matters to Buyer’s satisfaction. The Due Diligence Period shall not be extended for resolution of any such matters in the New Surveys.

15.         Cooperation. Following the execution of this Agreement, Buyer and Seller agree that if any event should occur, either within or without the knowledge or control of Buyer or Seller, which would prevent fulfillment of the conditions to the obligations of any party hereto to consummate the transaction contemplated by this Agreement, each such party shall use reasonably commercial efforts to cure or to cause the cure of the same as expeditiously as possible. In addition, each party shall cooperate fully with each other in preparing, filing, prosecuting, and taking any other actions with respect to, any applications, requests, or actions which are or may be reasonable and necessary to obtain the consent of any governmental instrumentality or any third party or to accomplish the transaction contemplated by this Agreement.

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16.         Indemnification.

(a)          Indemnification Provisions.

(i)          Subject to the limitation on damages contained in Section 13(b)(ii) hereof, Seller hereby agrees to indemnify, protect, defend and hold harmless Buyer and its officers, directors members shareholders tenants, successors and assigns harmless from and against any and all claims, demands, obligations, losses, liabilities, damages, recoveries and deficiencies (including interest, penalties and reasonable attorneys’ fees, costs and expenses) which any of them may suffer as a result of: (A) any material breach of or material inaccuracy in the representations and warranties, or breach, non-fulfillment or default in the performance of any of the conditions, covenants and agreements, of Seller contained in this Agreement or in any certificate or document delivered by Seller pursuant to any of the provisions of this Agreement, unless Seller cures such matter in the manner provided in Section 8(p) herein or (B) the failure to discharge any federal, state or local tax liability, or to pay any other assessments, recoupments, claims, fines, penalties or other amounts or liabilities accrued or payable with respect to any activities of Seller prior to the Closing Date (whether brought before or after the Closing Date), or (C) any obligation which is expressly the responsibility of Seller under this Agreement, or (D) any amounts required to cure citation violations issued by any state health or human services authority on the Facility relating to any period prior to the Closing Date (whether brought before or after the Closing Dates), or (E) any claim by any employee of Seller relating to any period of employment prior to the Closing Date (whether brought before or after the Closing Date), or (F) the existence against the Real Property of any mechanic’s or materialmen’s claims resulting from the action or inaction of Seller or anyone acting under authority of Seller, or (G) any other cost, claim or liability arising out of or relating to events (other than as a result of the actions of Buyer or Buyer’s Consultants) or Seller’s ownership, operation or use of the Facility prior to the Closing Date. Any amount due under the aforesaid indemnity shall be due and payable by Seller within 30 days after demand thereof. Seller shall have the right to contest any such claims, liabilities or obligations as provided herein.

(ii)         Subject to the limitation on damages contained in Section 13(b)(i) hereof, Buyer hereby agrees to indemnify, protect, defend and hold harmless Seller and its officers, directors, members, shareholders and tenants harmless from and against any and all claims, demands, obligations, losses, liabilities, damages, recoveries and deficiencies (including interest, penalties and reasonable attorneys’ fees, costs and expenses) which any of them may suffer as a result of: (A) any material breach of or material inaccuracy in the representations and warranties, or breach, non-fulfillment or default in the performance of any of the conditions, covenants and agreements, of Buyer contained in this Agreement or in any certificate or document delivered by Buyer pursuant to any of the provisions of this Agreement, unless Buyer cures such matter in the manner provided in Section 8(p) herein, or (B) the existence against the Real Property of any mechanic’s or materialmen’s claims arising from actions of Buyer or Buyer’s Consultants prior to the Closing, or (C) any obligation which is expressly the responsibility of Buyer under this Agreement. Any amount due under the aforesaid indemnity shall be due and payable by Buyer within thirty (30) days after demand therefor. Buyer shall have the right to contest any such claims, liabilities or obligations as provided herein or any other cost, claim or liability arising out of or relating to events or Buyer’s ownership, operation or use of the Facility after the Closing Date.

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(iii)        The parties intend that all indemnification claims be made as promptly as practicable by the party seeking indemnification (the “Indemnified Party”). Whenever any claim shall arise for indemnification hereunder, the Indemnifying Party shall promptly notify the party from whom indemnification is sought (the “Indemnitor”) of the claim, and the facts constituting the basis for such claim (the “Indemnification Claim”). Failure to notify the Indemnitor will not relieve the Indemnitor of any liability that it may have to the Indemnified Party, except to the extent the defense of such action is materially and irrevocably prejudiced by the Indemnified Party’s failure to give such notice.

(iv)        An Indemnitor shall have the right to defend against an Indemnification Claim, with counsel of its choice reasonably satisfactory to the Indemnified Party, if (a) within fifteen (15) days following the receipt of notice of the Indemnification Claim the Indemnitor notifies the Indemnified Party in writing that the Indemnitor will indemnify the Indemnified Party from and against the entirety of any damages the Indemnified Party may suffer resulting from, relating to, arising out of, or attributable to the Indemnification Claim, (b) the Indemnitor provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnitor will have the financial resources to defend against the Indemnification Claim and pay, in cash, all damages the Indemnified Party may suffer resulting from, relating to, arising out of, or attributable to the Indemnification Claim, (c) the Indemnification Claim involves only money damages and does not seek an injunction or other equitable relief, (d) settlement of, or an adverse judgment with respect to, the Indemnification Claim is not in the good faith judgment of the Indemnified Party likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (e) the Indemnitor continuously conducts the defense of the Indemnification Claim actively and diligently.

(v)         So long as the Indemnitor is conducting the defense of the Indemnification Claim in accordance with Section 16(a)(iv), then (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Indemnification Claim, (B) the Indemnified Party shall not consent to the entry of any order or finalization of any tentative settlement, the only condition of which is the consent of the Indemnified Party thereto, with respect to the Indemnification Claim without the prior written consent of the Indemnitor (not to be withheld unreasonably), and (C) the Indemnitor will not consent to the entry of any order or finalization of any tentative settlement, the only condition of which is the consent of the Indemnified Party thereto, with respect to the Indemnification Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld or delayed, provided that it will not be deemed to be unreasonable for an Indemnified Party to withhold its consent with respect to (i) any breach of any law, order or permit, (ii) any violation of the rights of any person, or (iii) any matter which Indemnified Party believes could have a material adverse effect on any other actions to which the Indemnified Party or its Affiliates are party or to which Indemnified Party has a good faith belief it may become party. Notwithstanding the foregoing provisions of this Subsection (v), if Indemnified Party refuses its consent to any of the matters set forth in clauses (i) through (iii) above, the indemnity amount shall be determined as if such consent had been given and Indemnitor shall pay over to the Indemnified Party such amount and be absolved from any further obligation as to that particular claim; Indemnified Party may then resolve the claim in the manner it sees fit without further recourse against Indemnitor.

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(vi)        Each party hereby consents to the non-exclusive jurisdiction of any governmental body, arbitrator, or mediator in which an action is brought against any Indemnified Party for purposes of any Indemnification Claim that an Indemnified Party may have under this Agreement with respect to such action or the matters alleged therein, and agrees that process may be served on such party with respect to such claim anywhere in the world, provided however, that any venue relating to any claim or proceeding arising out of this Agreement or any other agreement between Seller and Buyer shall be the State and the laws of the State shall apply.

(b)          Insurance Proceeds. In determining the amount of damages for which either party is entitled to assert an Indemnification Claim, the amount of any such claims or damages shall be determined after deducting therefrom the amount of any insurance coverage or proceeds or other third party recoveries received by such other party in respect of such damages. If an indemnification payment is received by the Indemnified Party in respect of any damages and the Indemnified Party later receives insurance proceeds or other third party recoveries in respect of such damages, the Indemnified Party shall immediately pay to the Indemnifying Party a sum equal to the lesser of the actual amount of net insurance proceeds or other third party recoveries (remaining after recovery costs and expenses) or the actual amount of the indemnification payment previously paid by or on behalf of the Indemnified Party.

(c)          No Incidental, Consequential and Certain Other Damages. An Indemnitor shall not be liable to an Indemnified Party for incidental, consequential, enhanced, punitive or special damages unless such damages are included in a third-party claim and such Indemnified Party is liable to the third party claimant for such damages.

(d)          Indemnification if Negligence of Indemnity; No Waiver of Rights or Remedies.

Each Indemnified Party’s rights and remedies set forth in this Agreement shall survive the Closing or other termination of this Agreement, shall not be deemed waived by such Indemnified Party’s consummation of the Closing of the sale transactions (unless the Indemnified Party has knowledge of the existence of an Indemnification Claim at Closing and decides to proceed with Closing)and will be effective regardless of any inspection or investigation conducted by or on behalf of such Indemnified Party or by its directors, officers, employees, or representatives or at any time (unless such inspection or investigation reveals the existence of an Indemnified Claim and such party proceeds with Closing), whether before or after the Closing Date.

(e)          Other Indemnification Provisions. A claim for any matter not involving a third party may be asserted by notice to the Party from whom indemnification is sought.

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(f)          Dispute Resolution. Any dispute arising out of or relating to claims for indemnification pursuant to this Article 16 or any other dispute hereunder, shall be resolved in accordance with the procedures specified herein, which shall be the sole and exclusive procedure for the resolution of any such disputes.

17.         Notices. Any notice, request for consent or approval, election or other communication provided for or required by this Agreement shall be in writing and shall be delivered by hand, by air courier service, postage prepaid (certified with return receipt requested), fax transmission or electronic transmission followed by delivery of the hard copy of such communication by air courier service or mail as aforesaid, addressed to the person to whom such notice is intended to be given at such address as such person may have previously furnished in writing to the such party’s last known address. Until receipt of written notice to the contrary, the parties’ addresses for notices shall be:

To Buyer:	Cornerstone Healthcare Real Estate Fund, Inc.
c/o Cornerstone Healthcare Properties
1920 Main Street, Suite 400
Irvine, CA 92614
Attention: Kent Eikanas
Phone: (949) 812-4335
Email: KEikanas@crefunds.com

With a Copy to:	DLA Piper LLP (US)
2000 University Avenue
East Palo Alto, CA 94303
Attention: James E. Anderson, Esq.
Phone: (650) 833-2078
Email: Jim.Anderson@dlapiper.com

To Seller:	IP-Winston Salem Health Holdings, LLC
1270 25th Street Place, SE (for courier packages only)
P.O. Box 2568 (28603)
Hickory, NC 28602
Phone: (828) 322-5535
Email: cet@meridiansenior.com

With a Copy to:	John A. Cocklereece, Jr.
100 North Cherry Street, Suite 600
P.O. Box 21029 (27120)
Winston-Salem, NC 27101
Phone: (336) 714-4123
E-mail:jcocklereece@belldavispitt.com

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18.         Sole Agreement. This Agreement constitutes the entire understanding between the parties with respect to the transactions contemplated herein, and all prior or contemporaneous oral agreements, understandings representations and statement, and all prior written agreements, understandings, letters of intent and proposals are merged into this Agreement. Neither this Agreement nor any provisions hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the party against which the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

19.         Assignment; Successors. Neither party shall assign this Agreement without the prior written consent of the other; provided, however, Buyer may assign all of its rights, title, liability, interest and obligation pursuant to this Agreement to one or more entities owned, controlled by or under common control with Buyer. Subject to the limitations on assignment set forth above, all the terms of this Agreement shall be binding upon and inure to the benefit of and be enforceable by and against the heirs, successors and assigns of the parties hereto.

20.         Severability. Should any one or more of the provisions of this Agreement be determined to be invalid, unlawful or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby and each such provision shall be valid and remain in full force and effect.

21.         Risk of Loss. Until the Closing Date, Seller shall bear the risk of loss for the Facility and after the Closing Date, the risk of loss of the Facility shall be governed by the Post Closing Lease.

22.         Holidays. If any date herein set forth for the performance of any obligations by Seller or Buyer or for the delivery of any instrument or notice as herein provided should be on a Saturday, Sunday or legal holiday, the compliance with such obligations or delivery shall be deemed acceptable on the next business day following such Saturday, Sunday or legal holiday. As used herein, the term “legal holiday” means any state or federal holiday for which financial institutions or post offices are generally closed in the State for observance thereof.

23.         Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which together shall be deemed to constitute one and the same instrument. Facsimile signature pages or electronically transmitted signature pages shall constitute original counterparts for all purposes.

24.         Covenant Not to Compete; Non-Solicitation of Employees. For a period of three (3) years following the Closing Date, Seller, individually, agrees (i) not to own, manage, lease or operate a long term assisted living facility which is located within a ten (10) mile radius of the Facility and (ii) not to solicit the transfer of patients or residents of any of the Facility to any long term assisted living facility which is managed, leased or operated by any entity owned and/or controlled by any of Seller or such individual within a ten (10) mile radius of the Facility.

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25.         Exhibits and Schedules. To the extent that one or more Exhibits or Schedules are not attached to this Agreement at the time this Agreement is executed, Seller and Buyer agree that this Agreement is not rendered unenforceable by reason of such fact. Seller shall provide such exhibits to Buyer during the Due Diligence Period as promptly as possible in order to allow the parties to agree upon such Exhibits and Schedules and to afford Buyer adequate time in which to complete its due diligence review prior to the expiration of the Due Diligence Period.

26.         Prevailing Party. Subject to the limitations as otherwise set forth in this Agreement, if an action shall be brought on account of any breach of or to enforce or interpret any of the terms, covenants or conditions of this Agreement, the prevailing party shall be entitled to recover from the other party, as part of the prevailing party’s costs, reasonable attorney’s fees, the amount of which shall be fixed by the court and shall be made a part of any judgment rendered.

27.         Time is of the Essence. Time is of the essence of this Agreement.

28.         Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State.

[Signatures on Following Pages]

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IN WITNESS WHEREOF, the undersigned have duly executed this Agreement by parties legally entitled to do so as of the day and year first set forth above.

“SELLER”:

IP-WINSTON SALEM HEALTH HOLDINGS, a North Carolina limited liability company

By:
Its:

“BUYER”:

CORNERSTONE HEALTHCARE REAL ESTATE FUND, INC., a Maryland corporation

By:
Its:

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LIST OF EXHIBITS

A.           Legal Descriptions of Real Property

B.           Permitted Exceptions

C.           Intentionally Deleted

D.           Lease Terms of Post Closing Lease

30

LIST OF SCHEDULES

Schedule l(a)	List of Facility, Operator(s)

Schedule 1(c)	Personal Property

Schedule 1(g)	Capital Improvements

Schedule 3	Allocation of Purchase Price

Schedule 8(a)(v)	Claims, Litigation

Schedule 8(b)	Violations

Schedule 8(d)	Hazardous Substances

Schedule 8(f)	Leases and Contracts

Schedule 8(g)	Financial Reports

Schedule 8(h)	Interests in Suppliers, etc.

Schedule 8(j)	Matters relating to Licensure

Schedule 8(k)	Matters relating to Reports and Reimbursements

Schedule 8(l)	Surveys, Cost Reports, Private Rates, Census and Licensed Beds

Schedule 8(m)	Occupied Beds; Rates

Schedule 10(a)(v)	Due Diligence Items

31

32

EXHIBIT B

PERMITTED EXCEPTIONS

[To be Determined]

33

EXHIBIT C

Intentionally Deleted

34

EXHIBIT D

LEASE TERMS OF POST CLOSING LEASE

[See attached]

35

CORNERSTONE
REAL ESTATE FUNDS®

June 4, 2012

Mr. Tim O'Brien
IP Meridian Senior Living, LLC
962 Wayne Avenue, Suite 900
Silver Spring, MD 20910

Personal and Confidential
Sent Via Email

RE: Letter of Intent-Danby House Assisted Living Licensed for 98 Beds, Long Term Lease

Dear Mr. O'Brien:

Cornerstone Healthcare Real Estate Fund, LLC, or its assignee, ("Landlord"), is pleased to present this Letter of Intent ("LOI") to Meridian Senior Living, LLC ("henceforth referred to as "Tenant"). This Letter of Intent sets out the general terms and conditions under which Landlord desires to lease to Tenant, and Tenant desires to lease from Landlord ("Proposed Transaction"), the Assisted Living Facility listed on Exhibit 1 ("Facility") and all the related ancillaries and personal property associated with the operation of the Facility. The salient points of this proposed offer are as follows:

1. **Facility.** As described on Exhibit 1 and hereafter referred to as "Facility".

2. **Lease Terms.**

Term:	10 Years, plus two 5 year renewal periods with 180 day notice
Annual Rent:	Base Annual Rent shall be $875,000
Additional Rent:	Starting the second year of the Term and each year thereafter, Annual Rent shall have an escalator raising the Annual Rent an additional 2.5%.
Late Fees:	5% of the amount due plus default interest equal to 4% above the then applicable Annual Rent begins to accrue if any amount remains unpaid five (5) days after date due; no notice or cure periods for monetary payments, until paid in full.
Security Deposit:	Upon the Effective Date, Tenant will provide a deposit equal to three (3) months Annual Rent.
Minimum Rent Coverage:	For any trailing six (6) months Minimum Rent Coverage shall not be less than 1.15X. In the event Minimum Rent Coverage is not met, Tenant shall fund

Cornerstone Real Estate Funds
1920 Main Plaza, Suite 400 • Irvine, California 92614 • Toll-Free (877) 805-3333 • Local (949) 852-1007 • CornerstoneRealEstateFunds.com

36

37

38

SCHEDULE 1 (a)

FACILITY; LICENSED BEDS

Facility	Licensed Nursing Beds

Danby House 3150 Burke Mill Road Winston-Salem, NC 27103	98

Current Operating Company:	Danby House, LLC

Management Company:	Meridian Senior Living, LLC pursuant to management contract dated March 1, 2011

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SCHEDULE 1(c)

Personal Property

[See Attached]

40

SCHEDULE 1(g)

Capital Improvements

[See Attached]

41

SCHEDULE 3

Allocation of Purchase Price

[To be Determined]

42

SCHEDULE 8(a)(v)

Claims, Litigation

None.

43

SCHEDULE 8(b)

Violations

[See Attached]

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SCHEDULE 8(d)

ENVIRONMENTAL DISCLOSURES

There are no known Hazardous Substances on the Property.

Notwithstanding anything to the contrary in the Agreement, Seller makes no representation or warranty whatsoever with respect to Hazardous Substances on that portion of the Property burdened by the certain access easement which appears of public record.

45

SCHEDULE 8(f)

Leases and Contracts

[See Attached]

46

SCHEDULE 8(g)

Financial Reports

[See Attached]

47

SCHEDULE 8(h)

Interest in Suppliers, etc.

None.

48

SCHEDULE 8(j)

Matters Relating to Licensure

[See Attached]

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SCHEDULE 8(k)

Matters Relating to Reports and Reimbursements

Not Applicable.

50

SCHEDULE 8(l)

Surveys, Private Rates, Census and Licensed Beds

[See Attached]

51

SCHEDULE 8(m)

Occupied Beds; Rates

[See Attached]

52

SCHEDULE 10(a)(v)

Due Diligence Materials

[See Attached]

S-1